UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 05, 2015

MAGICJACK VOCALTEC LTD.

(Exact name of registrant as specified in its charter)

Israel	000-27648
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

19 HARTOM STREET, BINAT BUILDING 5th FLOOR

HAR HOTZVIM, JERUSALEM 9777518, ISRAEL

(Address of principal executive offices, including zip code)

Telephone: (561) 749-2255

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On February 5, 2015, RadioShack Corporation (“RadioShack”) filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the District of Delaware (the “Bankruptcy Proceeding”). magicJack VocalTec Ltd. (the “Company”) will be an unsecured creditor of RadioShack in the amount of $1.3 million in the Bankruptcy Proceeding. The Company is currently owed $1.3 million by RadioShack for inventory purchased in 2014. As a result, the Company will not recognize approximately $125,000 of revenue from these sales in the fourth quarter 2014 or any of the remaining portion of the $1.3 million in subsequent periods in 2015 due to the uncertainty of collectability of such sales. The outstanding amount owed by RadioShack is not material to the Company’s results of operations or financial condition.

Although the Company values its relationship with RadioShack and is hopeful that it can emerge from bankruptcy as a stable retail partner, it has ceased making sales to RadioShack to limit its exposure. The Company does not intend to resume sales unless and until it has adequate visibility that RadioShack will have sufficient liquidity to pay for inventory purchased.

As disclosed in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014, no U.S. retail customer, including RadioShack, accounted for more than 10% of the Company’s total net revenues. As a result, the Company does not believe the Bankruptcy Proceeding of RadioShack, or its potential discontinuance as a going concern, will have a material adverse effect on the Company’s results of operations or financial condition.

Over the past six years RadioShack has, however, been a key retail channel distribution partner. For the nine months ended September 30, 2014, sales of the magicJack devices through retail outlets represented approximately 71% of sales of all magicJack devices sold, and RadioShack represented a material portion of those sales.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Jose Gordo
Name:	Jose Gordo
Title:	Chief Financial Officer

Date: February 6, 2015